Form S-8
                                                       File Nos. 33-27120,
                                                       33-56649, 2-84117,
                                                       2-50058, 2-55941,
                                                       2-69914, and 2-51735
                                                       Rule 424(b)


PROSPECTUS


                                NUCOR CORPORATION


                                1,379,034 shares


                                  Common Stock
                            Par Value $.40 Per Share

                            ----------------------


         The shares offered hereby are being offered by senior officers or directors of Nucor Corporation who may be deemed affiliates of Nucor. See "Selling Stockholders" herein. Such shares will be sold on any stock exchange on which Nucor's Common Stock is then listed, at prices then prevailing on such exchange, or in other transactions at negotiated prices. Nucor will receive no sales proceeds. Net proceeds to Selling Stockholders will be the proceeds received by them upon such sales less brokerage commissions, if any.

         Nucor's Common Stock is listed on the New York Stock Exchange. The closing price on that exchange on July 30, 1999 was $48.50 per share.

                            ----------------------



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------



         No person has been authorized to give any information or to make any representations, other than as contained herein, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon.


                            ----------------------


                  The date of this Prospectus is July 30, 1999

July 30, 1999 Prospectus       Senior Officers and Directors             Page 2

                              AVAILABLE INFORMATION

         Nucor Corporation ("Nucor") is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information (including the annual report on Form 10-K for last year and the proxy statement for this year's annual meeting of stockholders) can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices at 75 Park Place, Los Angeles, California 90036-3648, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at the New York Stock Exchange, on which the Common Stock of Nucor is listed. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at the above address at prescribed rates.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed with the Securities and Exchange Commission are incorporated in this Prospectus by reference:
         (a) Nucor's latest annual report filed under Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Act");
         (b) All other reports filed under Section 13 of 15(d) of the Act since the end of the fiscal year covered by the annual report referred to in (a) above;
         (c) Nucor's definitive proxy statement filed under Section 14 of the Act in connection with the latest annual meeting of stockholders, and any definitive proxy statements so filed in connection with any subsequent special meetings of stockholders;
         (d) The description of Nucor's Common Stock contained in the registration statement filed under Section 12 of the Act, including any amendment or report filed to update such description.

         All reports and other documents subsequently filed by Nucor pursuant to Sections 13, 14, and 15(d) of the Act, prior to filing a post-effective Amendment which indicates that all Common Stock offered hereby has been sold (or which deregisters all Common Stock remaining unsold) shall be deemed to be incorporated by reference herein and to be made a part of this Prospectus from the date of their filing.

         Each person to whom this Prospectus is sent or given will, on written or oral request and without charge, be furnished a copy of any document incorporated herein by reference. Requests should be made to Nucor's corporate secretary at Nucor's address or telephone number appearing herein.

                               IDENTITY OF ISSUER

         Nucor was incorporated under Delaware law in 1958. Nucor's executive offices are located at 2100 Rexford Road, Charlotte, North Carolina, 28211, and its telephone number is 704/366-7000.

July 30, 1999 Prospectus    Senior Officers and Directors                Page 3

                              SELLING STOCKHOLDERS

         The table below sets forth as of June 30, 1999, certain information about the Selling Stockholders, all of whom are senior officers or directors of Nucor, with an address c/o Nucor Corporation, 2100 Rexford Road, Charlotte, North Carolina, 28211. The figures appearing in the column entitled "Shares Beneficially Owned" include shares which may be acquired upon the exercise of options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans. The number of shares which may be acquired upon the exercise of such options is also shown separately, with respect to each selling stockholder, in the column entitled "Unexercised Options Held." The figures appearing in the column entitled "Shares Offered Hereby" were or are to be acquired (1) upon the exercise of options granted by Nucor pursuant to its Key Employees Incentive Stock Option Plans, (2) pursuant to Nucor's Senior Officers Incentive Stock Compensation Plan, (3) pursuant to Nucor's Employee Monthly Stock Investment Plan, and (4) pursuant to Nucor's Employee Stock Ownership Plan.

         The Selling Stockholders may from time to time offer all or part of the foregoing shares in the manner set forth on the cover page of this Prospectus. In addition, they may from time to time offer, pursuant to this Prospectus, additional shares to be acquired pursuant to the above Plans. Nucor will pay the expenses of this Prospectus but will receive no sales proceeds.


                                                           Shares        Unexercised      Shares
                                                        Beneficially       Options       Offered
Names and Positions                                        Owned            Held          Hereby
-------------------                                     ------------     -----------    ---------

H. David Aycock, Director, Chairman,
    President and Chief Executive Officer                   627,901         2,510          495,601

James R. Beard, Vice President                                6,702         5,625            6,377

A. Jay Bowcutt, Vice President                               34,727         9,874           34,727

Peter C. Browning, Director                                     560          ---              ---

James E. Campbell, Vice President                            44,604         9,874           43,604

James R. Darsey, Vice President                              24,043         8,522           24,043

Jerry V. DeMars, Vice President                              30,266         9,874           30,266

Daniel R. DiMicco, Vice President                            34,337         9,874           34,337

John J. Ferriola, Vice President                             15,688         8,738           15,688

Harvey B. Gantt, Director                                       200           ---              ---

Ladd R. Hall, Vice President                                 24,490         9,874           24,490

Victoria F. Haynes, Director                                    200           ---             ---

James D. Hlavacek, Director                                   1,700           ---             ---

Donald N. Holloway, Vice President                          170,044         9,874          170,044

Terry S. Lisenby, Vice President                             30,065         9,874           30,065

Hamilton Lott, Jr., Vice President                           39,695         9,874           39,695

Harry R. Lowe, Vice President                                30,725         9,874           27,697

Rodney B. Mott, Vice President                               32,443         9,874           32,443

D. Michael Parrish, Executive Vice President                 40,980        10,284           40,980

LeRoy C. Prichard, Vice President                            20,899         9,563           20,899

James W. Ronner, Vice President                              28,058         9,874           28,058

Joseph A. Rutkowski, Executive Vice President                32,691        10,284           32,691

Samuel Siegel, Director, Vice Chairman,
   Chief Financial Officer, Treasurer and Secretary         298,099        14,811          242,661

R. Joseph Stratman, Vice President                            4,668         4,663            4,668